Exhibit 99.1

LIMONEIRA ANNOUNCES APPOINTMENT OF ELIZABETH MORA TO BOARD OF DIRECTORS

Seasoned Corporate Environmental Social and Governance (“ESG”) Professional

SANTA PAULA, Calif.--(BUSINESS WIRE)—Oct. 27, 2021-- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced the appointment of Elizabeth (Beth) Mora to the Company’s Board of Directors. Following the appointment of Ms. Mora, the Board will be comprised of 11 directors, nine of whom are independent.

Limoneira Chairman of the Board, Gordon Kimball, stated, “We are thrilled to welcome Ms. Mora to our board and believe her 30+ years of expansive industry experience, financial acumen and ESG expertise, will be a valuable addition to Limoneira. Ms. Mora is known as a strategic thought leader and a champion for diversity and inclusion and her guidance and leadership will be instrumental as we continue to evolve as a company.”

Ms. Mora is a seasoned board director, financial expert, and business operations executive, who built her career in the accounting, education and technology and research industries. Ms. Mora’s more than 30-year career began at PricewaterhouseCoopers and her most recent role was as Chief Administrative Officer, Vice President for Finance, Administration and Treasurer at the Charles Stark Draper Laboratory, Inc. (Draper), a position she held from 2008 to 2020. Previously, Ms. Mora served in a variety of executive management roles at Harvard University from 1997 to 2008, including as Chief Financial Officer and Vice President for Finance and Associate Vice President, Research Administration. Ms. Mora currently serves as a board member for Inogen Inc. (Nasdaq: INGN), a medical technology company; MKS Instruments (Nasdaq: MKSI), a global semi-conductor equipment, laser, and laser packaging company; and Belay Associates, Everest Consolidator LLC, a private equity firm. Ms. Mora is a Certified Public Accountant and holds a Bachelor of Arts from the University of California, Berkeley, and a Master of Business Administration from Simmons College.

During Ms. Mora’s tenure as Chief Administrative Officer at Draper, she was instrumental in expanding the percentage of women and underrepresented minority employees from 10% to 25% of the employee base in six years. In addition, she ensured Draper was a strong supporter of the “Community Compact for a Sustainable Future” signed by Cambridge, Massachusetts, Harvard University and the Massachusetts Institute of Technology. Cambridge was the first city in the US to adopt sustainability guidelines for non-profits and businesses located in the city. Ms. Mora and her wife reside in the Boston area.

“I am excited to be joining Limoneira’s Board of Directors and working with a company that has such deep business and community roots spanning over a century. Together, I believe we will position Limoneira for another 100 years of sustainable growth, while still honoring its legacy and expanding on the Company’s history of sustainable farming and business practices.”

About Limoneira Company

Limoneira Company, a 128-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lç moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors:

John Mills

Managing Partner

ICR 646-277-1254

Corporate Communications:

Michael Gonzales

Marketing Manager

Limoneira Company

805-525-5541 ext. 1069